Office of the Chief Accountant
SECPS Letter File
Mail Stop 11-3
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Allergy Immuno Technologies, Inc. and we reported on the consolidated financial statements of Allergy Immuno Technologies, Inc. as of the fiscal years ending May 31, 2002. On June 10, 2003 our appointment as principal accountants was terminated. We have read Allergy Immuno Technologies, Inc.'s statements included under Item 4 of its Amendment No. 1 to Form 8-K dated June 13, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the decision to appoint Parks, Tschopp & Whitcomb, P.A. was approved by the Company's Board of Directors. We also are not in a position to agree or disagree with the Company's statement that it did not consult with Parks, Tschopp & Whitcomb, P.A. on any matter which was the subject of any disagreement or reportable event or on the application of generally accepted accounting principles to a specific transaction, either completed or proposed.

Very truly yours,



/s/ Johnson CPA, PLLC & Consulting